Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
benchelt@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation

Reports Fourth Quarter and Year 2009 Results

OAK BROOK, IL (February 11, 2010) – Inland Real Estate Corporation (NYSE: IRC) today announced financial and operational results for the quarter and fiscal year ended December 31, 2009.

Key Points

•

Net income available to common stockholders per share was $0.07 for the quarter and $0.10 for the year ended December 31, 2009.

•

Funds from Operations (“FFO”) per share was $0.23 for the quarter and $0.87 for the year ended December 31, 2009.

•

FFO per share, adjusted for gains on extinguishment of debt and non-cash impairment charges, net of taxes, was $0.24 for the quarter ended December 31, 2009.  For 2009, FFO per share, adjusted for the aforementioned items, was $1.03, in line with Company expectations.

•

Company signed 82 leases in the total portfolio for rental of nearly 259,000 square feet of gross leasable area (GLA) in the fourth quarter, a 26.3 percent increase in square feet leased over the same period of 2008.  For the full year 2009, 311 leases aggregating over 1.5 million square feet of GLA were executed within a challenging leasing environment.

•

Company strengthened its financial position by completing an equity offering in May 2009 yielding net proceeds of $106.4 million; proceeds used to pay down line of credit facility balance and repurchase $20 million in principal of its convertible senior notes.

•

In 2009, Company successfully addressed approximately $226 million of debt maturities despite a credit-constrained marketplace.

Financial Results for the Quarter

The Company reported that for the fourth quarter of 2009, FFO, a widely-accepted supplemental non-GAAP measure of performance for real estate investment trusts (REITs), was $19.6 million, compared to $16.0 million for the quarter ended December 31, 2008.  On a per share basis, FFO was $0.23 (basic and diluted) for the quarter, compared to $0.24 for the fourth quarter of 2008.  The dilutive impact of the Company’s May 2009 equity offering on FFO for the quarter was approximately $0.06 per share.

FFO, adjusted for non-cash impairment charges, net of taxes, and gains on extinguishment of debt in each period, was $20.5 million for the quarter, compared to $20.9 million for the quarter ended December 31, 2008.  On a per share basis, FFO adjusted for those items was $0.24 (basic and diluted) for the quarter, compared to $0.31 in the fourth quarter of 2008.  The Company adjusts FFO for the impact of non-cash impairment charges net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

During the fourth quarter of 2009, the Company recorded a gain on extinguishment of debt totaling $1.0 million related to the retirement of a consolidated mortgage note in advance of its scheduled 2012 maturity date.  In addition, the Company recorded a non-cash impairment charge of $1.1 million, an amount equal to its pro rata share of the total impairment charge in the amount of $7.5 million to reflect the investment at fair value and $0.8 million related to basis differences resulting from capitalized interest, on its unconsolidated development joint venture project Tuscany Village near Orlando, FL.  In the fourth quarter of 2008, by comparison, the Company recorded a gain on extinguishment of debt of $3.4 million related to the purchase of its convertible senior notes at a discount to the contract amount, and non-cash impairment charges of $8.4 million to record the decline in value of certain investment securities.

Excluding the aforementioned items, the decline in FFO from the fourth quarter of 2008 was primarily due to increased vacancy, including vacancy related to certain big-box tenant bankruptcies; decreased revenues from the existing tenant base; and lower real estate tax expense recorded in the prior year quarter.  The decrease in FFO for the quarter was partially offset by a decrease of $3.3 million in interest expense.

Net income available to common stockholders for the fourth quarter of 2009 was $5.8 million, compared to $1.7 million for the quarter ended December 31, 2008.  On a per share basis, net income available to common stockholders was $0.07 (basic and diluted) for the quarter, compared to $0.03 for the same quarter in 2008.  The dilutive impact of the Company’s May 2009 equity offering on net income available to common stockholders per share for the quarter was approximately $0.02.  The increase in net income available to common stockholders for the quarter over the prior year period was primarily due to lower interest expense and a decrease of $6.5 million in impairment charges compared to the fourth quarter of 2008. These factors were partially offset by lower revenues for the fourth quarter of 2009 and gains on extinguishment of debt that were $2.4 million lower than gains recorded in the prior year quarter.

Financial Results for the Year

For the year ended December 31, 2009, FFO was $68.2 million, compared to $85.2 million for the year 2008.  FFO per share for 2009 was $0.87, compared to $1.29 for the year ended December 31, 2008.  Approximately $0.13 of the decrease in FFO per share for 2009 is due to the additional shares issued by the Company in conjunction with its aforementioned equity offering.

FFO, adjusted for non-cash impairment charges net of taxes and gains on extinguishment of debt, was $80.7 million for 2009, compared to $94.5 million for 2008.  On a per share basis, FFO adjusted for those items was $1.03 (basic and diluted) for 2009, compared to $1.43 for 2008.

During 2009 the Company recorded gains on extinguishment of debt of $8.0 million related to the purchase of certain of its convertible notes at a discount and discounts received for early payoff of certain mortgages payable.  The Company also recorded non-cash impairment charges of $2.7 million related to the decline in value of certain investment securities determined to be other than temporary, and non-cash impairment charges, net of taxes, totaling $17.8 million on certain consolidated properties that were subsequently sold at prices below carrying values and four unconsolidated development joint venture properties.  In 2008, by comparison, the Company recorded gains on extinguishment of debt of $3.4 million related to purchase of its convertible senior notes at a discount, as well as non-cash impairment charges of $12.0 million to record the decline in value of certain investment securities and an asset impairment charge of $0.7 million related to a property sold during 2008.

Excluding the aforementioned factors, FFO for fiscal year 2009 decreased from the prior year due to the same revenue items that impacted FFO for the quarter, plus decreased rental income from properties owned through the joint venture with Inland Real Estate Exchange Corporation (IREX) while those properties were consolidated, and lower acquisition fees earned on sales of interests in IREX joint venture properties.  FFO for 2009 also declined from the prior year due to smaller gains on sales of joint venture interests, which in 2008 included a gain of $3.2 million related to the repayment of a mortgage receivable from Tri-Land Properties, Inc.  The decrease in FFO for 2009 was partially offset by a decrease of $11.9 million in interest expense related to a decrease in interest on mortgages payable, lower outstanding balances on the line of credit facility, repurchases of the Company’s convertible notes, and lower interest rates on variable rate debt.

Net income available to common stockholders for fiscal year 2009 was $8.2 million, compared to $30.4 million in the prior year.  Net income available to common stockholders per share was $0.10 for 2009, compared to $0.46 per share for 2008.  The dilutive impact of the Company’s May 2009 equity offering on net income available to common stockholders for the year was approximately $0.02 per share.  The decrease in net income available to common stockholders for the year was primarily due to lower revenues, an increase of $9.4 million in impairment charges versus the prior year, and smaller gains on sales of joint venture interests, as well as increased depreciation and amortization expense related to the write-off of tenant improvements and in-place lease values.  These items were partially offset by gains on extinguishment of debt that were $4.6 million higher in 2009 than gains recorded in 2008 and lower interest expense.

Reconciliations of FFO and adjusted FFO to net income available to common stockholders, as well as FFO per share and adjusted FFO per share to net income available to common stockholders per share are provided at the end of this press release.

“Our mandate throughout a very challenging 2009 was to fortify our balance sheet, meet our occupancy targets and continue to refine our operating platform,” said Mark Zalatoris, Inland Real Estate Corporation’s president and chief executive officer. “During the year we addressed $226 million of debt maturities and raised more than $106 million through a successful equity offering. Aggressive leasing activities portfolio-wide resulted in the rental of over 1.5 million square feet of retail real estate, accomplished within a severely constrained and competitive market. We also positioned our selective joint venture projects so that these can be completed at the most opportune time.”

“We are confident that these collective efforts are positioning the Company very favorably for the future and will result in solid long-term performance for investors,” said Zalatoris.

Portfolio Performance
For the quarter ended December 31, 2009, the Company generated total revenues of $41.5 million, compared to $45.1 million reported for the fourth quarter of 2008.  Total revenues for the quarter decreased from the prior year period due to lower rental and recovery income resulting from decreased occupancy, including vacancy related to certain big-box tenant bankruptcies, as well as lower revenues from current tenants due to rent deferment and relief requests.

Total revenues for fiscal year 2009 were $170.8 million compared to $188.8 million reported for the prior year.  Total revenues for 2009 decreased from the prior year as a result of the aforementioned items and also reflects lower rental income from consolidated IREX joint venture properties, as assets wholly owned through that joint venture included one property in 2009, versus ten properties at various times during 2008.  As a reminder, rental income from properties acquired through the IREX joint venture is recorded as consolidated income until those properties become unconsolidated with the first sale of ownership interest to investors.  In addition, fee income from unconsolidated joint ventures for fiscal year 2009 decreased 26.8 percent to $3.3 million primarily due to lower acquisition fees earned on sales through the IREX joint venture.  The decrease in acquisition fee income for 2009 was partially offset by an increase in property management fees related to an increase in the number of properties under management in the IREX joint venture.

The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three and twelve-month periods during each year.  A total of 121 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  A reconciliation of same store net operating income to net income available to common stockholders is provided in the supplemental information.

For the quarter, same store net operating income, a supplemental non-GAAP measure used to measure the performance of the Company’s investment properties, was $26.8 million, compared to $30.1 million in the fourth quarter of 2008.  For the year ended December 31, 2009, same store net operating income was $112.3 million, a decrease of 7.9 percent compared to $121.9 million for the prior year.

The decline in same store net operating income for the quarter from the prior year period was primarily due to decreased rental and recovery revenues resulting from increased vacancy, including vacancy related to certain big-box tenant bankruptcies; lower revenues from tenants due to extended abatement periods on new leases; rent deferment and relief requests; and lower real estate tax expense recorded in the prior year quarter. For the twelve-month period, the decrease in same store net operating income was due to the aforementioned items, as well as lowered estimates for rental and tenant recovery revenues from current tenants. These results were consistent with the Company’s expectations for a decrease of 4 percent to 8 percent in same store net operating income for fiscal 2009.

As of December 31, 2009, financial occupancy for the Company’s same store portfolio was 90.3 percent, compared to 92.5 percent as of September 30, 2009, and 93.2 percent as of December 31, 2008.

Leasing
For the quarter ended December 31, 2009, the Company executed a total of 82 leases aggregating 258,853 square feet of GLA.  This included 52 renewal leases comprising 167,945 square feet of GLA with an average rental rate of $16.69 per square foot, representing an increase of 9.1 percent over the average expiring rate.  The 24 new leases signed during the quarter comprise 75,322 square feet of GLA with an average rental rate of $15.77 per square foot, representing a decrease of 11.0 percent over the average expiring rental rate.  Six non-comparable leases were signed during the quarter for 15,586 square feet of GLA, with a rental rate of $18.03 per square foot.

For the full year 2009, the Company executed a total of 311 leases for rental of over 1.5 million square feet of GLA. The Company renewed 208 leases comprising 1.1 million square feet of GLA with an average rental rate of $12.60 per square foot, an increase of 4.4 percent over the expiring rate.  The Company executed 91 new leases comprising 406,898 square feet of GLA with an average rental rate of $14.53 per square foot, representing a decrease of 13.1 percent from the expiring rate.  Twelve non-comparable leases were signed in 2009 for 54,372 square feet of GLA, with an average base rent of $14.24 per square foot.

Leased occupancy for the total portfolio was 92.1 percent as of December 31, 2009, compared to 94.1 percent as of September 30, 2009, and 94.1 percent as of December 31, 2008.  Financial occupancy for the total portfolio was 91.5 percent as of December 31, 2009, compared to 93.3 percent as of September 30, 2009, and 93.2 percent as of December 31, 2008.  Leased and financial occupancy rates at September 30, 2009 included temporary Halloween leases that contributed approximately 120 basis points to occupancy levels for the third quarter.

EBITDA, Balance Sheet, Liquidity and Market Value
Earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted for gains on extinguishment of debt and non-cash impairment charges, was $31.8 million for the quarter, compared to $35.2 million for the fourth quarter 2008.  For the year ended December 31, 2009, EBITDA as adjusted for gain on extinguishment of debt and non-cash impairments was $127.6 million, compared to $150.5 million for the prior year.  A definition and reconciliation of EBITDA and adjusted EBITDA to income from continuing operations is provided at the end of this news release.

EBITDA coverage of interest expense, adjusted for gains on extinguishment of debt and non-cash impairments in each period, was 2.9 times for the quarter ended December 31, 2009, compared to 2.9 times for the prior quarter and 2.4 times for the fourth quarter of 2008.  The Company has provided EBITDA and related non-GAAP coverage ratios because the Company believes such disclosure provides a supplemental measure in evaluating our operating performance because it excludes expenses that we believe may not be indicative of our operating performance.

During 2009 the Company took action to strengthen its financial position within an uncertain credit and operating environment.  In May 2009, the Company completed an equity offering of 17.1 million common shares which provided net proceeds of $106.4 million.  Proceeds were used to pay down the $80 million line of credit facility balance outstanding at the close of the offering and to repurchase $20 million in principal of the Company’s convertible senior notes at significant discounts to face amount.

In November 2009, the Company entered into a sales agency agreement with BMO Capital Markets Corp.  The agreement provides that the Company may offer and sell shares of its common stock, having an aggregate offering price of up to $100.0 million, from time to time through BMO acting as sales agent.  Offers and sales of the shares may be made via private placements or by any other method deemed to be an “at the market” (ATM) offering as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on the New York Stock Exchange or to or through a market maker.  The Company intends to use proceeds from the sales for general corporate purposes, which may include repayment of secured mortgage debt or amounts outstanding on its line of credit facility or term loan, repurchase of its convertible senior notes, or acquisitions through wholly owned subsidiaries or through joint venture entities.  During the quarter ended December 31, 2009, the Company sold 76,500 shares of its common stock through this offering and received net proceeds of approximately $0.6 million.  For complete information on the agreement, please refer to the Form 8-K filed by the Company with the Securities and Exchange Commission on November 10, 2009.

In the fourth quarter, the Company retired its sole remaining 2009 consolidated secured debt maturity of $7.4 million on its October maturity date and retired in advance of its 2012 maturity date one consolidated mortgage note of $11.0 million at a discount to the original loan amount.  Including those loans, the Company retired nine consolidated mortgage loans totaling $94.4 million in 2009 and repurchased $39.5 million in principal of its convertible senior notes at discounts to face value.  In 2009 the Company's joint venture with New York State Teachers Retirement System (NYSTRS) replaced an $11.8 million mortgage loan on a property in this venture with a new $12 million amortizing loan for a 5-year term at a fixed rate of 6.5 percent and its development joint ventures extended $80 million of construction loans.  In total, during 2009 the Company and its unconsolidated joint ventures addressed approximately $226 million of debt maturities.

The Company is in discussions with various lenders on financing options for consolidated mortgage debt scheduled to mature in 2010.  With regard to the Company’s joint venture with New York State Teachers Retirement System, there is no other mortgage debt maturing until March 2011.   In addition, the Company is in discussions with its lending group related to the renewal of its term loan and line of credit facility agreements.  At December 31, 2009, the Company had $45.0 million outstanding on its unsecured line of credit facility.

As of December 31, 2009, the Company had an equity market capitalization of $689.2 million and $935.1 million of total debt outstanding (including the pro-rata share of debt in unconsolidated joint ventures) for a total market capitalization of approximately $1.6 billion and a debt-to-total market capitalization of 57.6 percent.  Including the convertible notes, 68.0 percent of consolidated debt bears interest at fixed rates.  As of December 31, 2009, the weighted average interest rate on this debt was 4.87 percent.

Dispositions

In 2009, the Company sold three assets and a land parcel.  This included two unanchored neighborhood retail centers in Chicago, IL: the 14,426 square foot Wisner/Milwaukee Plaza, sold for $4.0 million, and the 11,974 square foot Western & Howard Plaza, sold for $1.8 million.  The Company also sold the 12,903 square foot Montgomery Plaza in Montgomery, IL for $720,000, and a 114,557 square foot vacant big-box space in Lake Park Plaza in Michigan City, IN, for $1.7 million.  The Company recorded aggregate asset impairment charges of $1.8 million to adjust the carrying values of Montgomery Plaza and Lake Park Plaza prior to the sale of those properties.  Proceeds from these dispositions were used to repay debt and for general corporate purposes.

Joint Venture Activity

In 2009, properties marketed to investors through the Company’s joint venture with IREX included one single-tenant office property that is 100 percent leased by the University of Phoenix and four office buildings that are 100 percent leased by Bank of America under long-term leases structured with annual increases.  During 2009, sales to investors representing 100 percent of available interests in the University of Phoenix building had closed.  The properties leased to Bank of America continue to be marketed by the joint venture to investors in two separate offerings.  As of December 31, 2009, approximately 68 percent of one Bank of America package and 56 percent of the other package had been sold to investors.  The Company expects sales of interests in these properties to continue to be marketed during 2010.

In the third quarter of 2009, the Company sold for $4.7 million a free-standing 14,820 square foot retail store built at its Savannah Crossing development in Aurora, IL, under a 25-year triple net lease to Walgreens.  The Company recorded a gain in the third quarter of $0.8 million in “equity in earnings on unconsolidated joint ventures” in conjunction with the sale.

Given the difficult market conditions, in 2009 the Company evaluated its investments in unconsolidated development joint venture properties for impairment.  As a result of this review, the Company recorded non-cash aggregate impairment charges, net of taxes of $16.0 million, an amount equal to its pro rata share on four development projects:  North Aurora Town Centre Phases II and III in North Aurora, IL; the Shops at Lakemoor in Lakemoor, IL; Lantern Commons in Westfield, IN; and Tuscany Village near Orlando, FL.  In order to provide additional clarity regarding the status of its development joint venture projects, the Company divided the seven projects into two categories: “active development projects” and “land held for development.”  Further, the Company resolved development funding uncertainty by extending for up to two years $80 million in construction loans on certain of the joint venture properties, subsequent to $19 million of principal pay downs, and negotiated dollar-for-dollar reductions on loan guarantees to limit potential future exposure.  As a result, management believes the projects have been structured in a manner that enables the Company’s joint ventures to hold the properties until market conditions improve.

Dividends

In November and December 2009 and January 2010, the Company paid monthly cash dividends to stockholders of $0.0475 per common share.  The Company also declared a cash distribution of $0.0475 per common share, payable on February 17, 2010 to common shareholders of record at the close of business on February 1, 2010.  At this time the Company expects to continue to pay monthly cash dividends at this rate during 2010.  The Company and its Board of Directors will periodically review the current dividend policy as they evaluate the Company’s liquidity needs and monitor the impact of market conditions on operating fundamentals.

Guidance:

The Company expects FFO per common share (basic and diluted) for fiscal year 2010 to be in the range of $0.83 to $0.90.  For fiscal year 2010, the Company anticipates same store net operating income will remain flat to a decrease of 3% and  average financial occupancy to be between 90% to 93%.  Additionally, the Company expects to sell its remaining interest in properties sourced for IREX.

Conference Call/Webcast
Management will host a conference call to discuss the Company’s financial and operational results on Thursday, February 11, 2010 at 2:00 p.m. CT (3:00 p.m. ET).  Hosting the conference call will be Mark Zalatoris, President and Chief Executive Officer; Brett Brown, Chief Financial Officer, and Scott Carr, President of Property Management. The live conference call can be accessed by dialing 1-800-860-2442 (toll free) for callers within the United States, 1-866-605-3852 (toll free) for callers dialing from Canada, or 1-412-858-4600 for other international callers.  The conference call also will be available via live webcast on the Company’s website at www.inlandrealestate.com.  The conference call will be recorded and available for replay beginning at 4:00 p.m. CT (5:00 p.m. ET) on February 11, 2010, until 8:00 a.m. CT (9:00 a.m. ET) on February 26, 2010.  Interested parties can access the replay of the conference call by dialing 1-877-344-7529 or 1-412-317-0088 for international callers, and entering the replay passcode 437318#.  An online playback of the webcast will be archived for approximately one year in the investor relations section of the Company’s website.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that currently owns interests in 139 open-air neighborhood, community, power, and lifestyle retail centers and single tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the quarter and year ended December 31, 2009, is available at www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically  the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Form 10-Q for the quarter ended June 30, 2009,  for a more complete discussion of these risks and uncertainties.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
December 31, 2009 and 2008
(In thousands except per share data)

	December 31, 2009 (unaudited)	December 31, 2008
Assets:

Investment properties:
Land	$333,433	336,917
Construction in progress	322	258
Building and improvements	921,461	926,455

	1,255,216	1,263,630
Less accumulated depreciation	308,785	279,945

Net investment properties	946,431	983,685

Cash and cash equivalents	6,719	5,180
Investment in securities	11,045	8,429
Accounts receivable, net	42,545	47,305
Investment in and advances to unconsolidated joint ventures	125,189	152,916
Acquired lease intangibles, net	14,438	18,055
Deferred costs, net	8,147	9,612
Other assets	10,914	11,649

Total assets	$1,165,428	1,236,831

Liabilities:

Accounts payable and accrued expenses	$29,461	30,621
Acquired below market lease intangibles, net	2,319	2,793
Distributions payable	4,017	5,431
Mortgages payable	384,468	479,935
Term loan	140,000	140,000
Line of credit facility	45,000	52,000
Convertible notes	123,789	159,661
Other liabilities	11,183	14,166

Total liabilities	740,237	884,607

Commitments and contingencies

Stockholders' Equity:

Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at December 31, 2009 and 2008	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 84,560 and 66,498 Shares issued and outstanding at December 31, 2009 and 2008, respectively	846	665
Additional paid-in capital (net of offering costs of $64,472and $58,816 at December 31, 2009 and 2008, respectively)	749,156	636,199
Accumulated distributions in excess of net income	(330,214)	(284,551)
Accumulated other comprehensive income (loss)	3,710	(2,235)

Total stockholders' equity	423,498	350,078

Noncontrolling interest	1,693	2,146

Total equity	425,191	352,224

Total liabilities and stockholders' equity	$1,165,428	1,236,831

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations and Other Comprehensive Income

For the three and twelve months ended December 31, 2009 and 2008 (unaudited)

 (In thousands except per share data)

	Three months ended December 31, 2009	Three months ended December 31, 2008	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008
Revenues
Rental income	$29,109	30,849	119,713	129,271
Tenant recoveries	10,216	12,093	43,297	51,564
Other property income	1,318	792	4,504	3,458
Fee income from unconsolidated joint ventures	816	1,310	3,330	4,551
Total revenues	41,459	45,044	170,844	188,844

Expenses:
Property operating expenses	7,891	8,976	29,854	29,872
Real estate tax expense	7,606	5,619	31,571	30,395
Depreciation and amortization	10,131	10,443	46,375	44,214
Provision for asset impairment	778	-	4,696	666
General and administrative expenses	2,949	3,259	12,639	12,991
Total expenses	29,355	28,297	125,135	118,138

Operating income	12,104	16,747	45,709	70,706

Other income	1,219	658	2,813	4,613
Gain on sale of investment properties	-	-	341	-
Gain on sale of joint venture interest	993	780	2,766	5,043
Gain on extinguishment of debt	1,048	3,412	7,980	3,412
Impairment of investment securities	-	(8,361)	(2,660)	(12,043)
Interest expense	(8,098)	(11,380)	(34,823)	(46,711)
Income before equity in earnings (loss) of unconsolidated joint ventures, income tax benefit (expense) of taxable REIT subsidiary and discontinued operations	7,266	1,856	22,126	25,020

Income tax benefit (expense) of taxable REIT subsidiary	(381)	324	513	(198)
Equity in earnings (loss) of unconsolidated joint ventures	(934)	(446)	(16,495)	4,727
Income from continuing operations	5,951	1,734	6,144	29,549
Income from discontinued operations	-	81	2,485	1,305
Net income	5,951	1,815	8,629	30,854

Less: Net income attributable to the noncontrolling interest	(121)	(88)	(417)	(429)
Net income available to common stockholders	5,830	1,727	8,212	30,425

Other comprehensive income (expense):
Unrealized gain (loss) on investment securities	(263)	(5,745)	3,068	(9,747)
Reversal of unrealized loss to realized loss on investment securities	-	8,361	2,660	12,043
Unrealized gain (loss) on derivative instruments	(93)	(230)	217	(197)

Comprehensive income	$5,474	4,113	14,157	32,524

Basic and diluted earnings available to common shares per weighted average common share:

Income from continuing operations	$0.07	0.03	0.08	0.45
Income from discontinued operations	-	-	0.03	0.02
Net income attributable to noncontrolling interest	-	-	(0.01)	(0.01)
Net income available to common stockholders per weighted average common share – basic and diluted	$0.07	0.03	0.10	0.46

Weighted average number of common shares outstanding – basic	84,400	66,362	78,441	66,043
Weighted average number of common shares outstanding – diluted	84,481	66,416	78,504	66,102

Non-GAAP Financial Measures

We consider FFO a widely accepted and appropriate measure of performance for a REIT.  FFO provides a supplemental measure to compare our performance and operations to other REITs.  Due to certain unique operating characteristics of real estate companies, NAREIT has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of operating property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives payable by us to certain executives, based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by U.S. GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO and adjusted FFO for the periods presented, reconciled to net income available to common stockholders for these periods.  The Company adjusts FFO for the impact of non-cash impairment charges net of taxes and gains on extinguishment of debt recorded in comparable periods in order to present the performance of its core portfolio operations.

	Three months ended December 31, 2009	Three months ended December 31, 2008	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008

Net income available to common stockholders	$5,830	1,727	8,212	30,425
Gain on sale of investment properties	-	-	(2,349)	(1,331)
Equity in depreciation and amortization of unconsolidated joint ventures	3,752	3,785	16,210	11,540
Amortization on in-place lease intangibles	568	802	2,798	3,494
Amortization on leasing commissions	195	202	1,306	892
Depreciation, net of noncontrolling interest	9,278	9,454	41,996	40,134

Funds From Operations	19,623	15,970	68,173	85,154

Gain on extinguishment of debt	(1,048)	(3,412)	(7,980)	(3,412)
Impairment loss, net of taxes:
Provision for asset impairment	778	-	4,696	666
Impairment of investment securities	-	8,361	2,660	12,043
Provision for asset impairment included in equity in earnings (loss) of unconsolidated joint ventures	1,118	-	14,753	-
Provision for income taxes:
Tax benefit related to current impairment charges, net of valuation allowance	-	-	(1,638)	-

Funds From Operations, adjusted	$20,471	20,919	80,664	94,451

Net income available to common stockholders per weighted average common share – basic and diluted	$0.07	0.03	0.10	0.46

Funds From Operations, per common share – basic and diluted	$0.23	0.24	0.87	1.29

Funds From Operations, adjusted per common share – basic and diluted	$0.24	0.31	1.03	1.43

Weighted average number of common shares outstanding, basic	84,400	66,362	78,441	66,043

Weighted average number of common shares outstanding, diluted	84,481	66,416	78,504	66,102

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization expense; and (4) gains (loss) on non-operating property.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our operating performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our operating performance regardless of our capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the operating performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other REITs.

	Three months ended December 31, 2009	Three months ended December 31, 2008	Twelve months ended December 31, 2009	Twelve months ended December 31, 2008

Income from continuing operations	$5,951	1,734	6,144	29,549
Gain on sale of property	-	-	(1,188)	(953)
Net income attributable to noncontrolling interest	(121)	(88)	(417)	(429)
Income (loss) from discontinued operations, excluding gains	-	81	477	(26)
Income tax (benefit) expense of taxable REIT subsidiary	381	(324)	(513)	198
Interest expense	8,098	11,380	34,823	46,711
Interest expense associated with discontinued operations	-	-	-	486
Interest expense associated with unconsolidated joint ventures	2,801	3,169	11,477	9,235
Depreciation and amortization	10,131	10,443	46,375	44,214
Depreciation and amortization associated with discontinued operations	-	102	83	647
Depreciation and amortization associated with unconsolidated joint ventures	3,752	3,785	16,210	11,540

EBITDA	30,993	30,282	113,471	141,172

Gain on extinguishment of debt	(1,048)	(3,412)	(7,980)	(3,412)
Impairment of investment securities	-	8,361	2,660	12,043
Provision for asset impairment	778	-	4,696	666
Provision for asset impairment included in equity in earnings (loss) of unconsolidated joint ventures	1,118	-	14,753	-

EBITDA, adjusted	$31,841	35,231	127,600	150,469

Total Interest Expense	$10,899	14,549	46,300	56,432

EBITDA: Interest Expense Coverage Ratio	2.8 x	2.1 x	2.5 x	2.5 x

EBITDA: Interest Expense Coverage Ratio, adjusted	2.9 x	2.4 x	2.8 x	2.7 x